Exhibit 99.1

HIGHER ONE ELECTS NEW BOARD MEMBER

Bank and Regulatory Expert Robert Hartheimer Elected to Higher One Board of Directors

NEW HAVEN, Conn. – (BUSINESS WIRE) – Feb. 2, 2012 – Higher One announced today that Robert Hartheimer was elected to its board of directors with a term expiring at the 2012 Annual Meeting of Stockholders.  Mr. Hartheimer is a bank and regulatory expert with extensive industry and government experience.  He is currently founder and Chief Executive Officer of Hartheimer, LLC, which provides regulatory consulting services to banking, financial services and investment companies.  In the past he has served as Director of the FDIC’s Division of Resolutions, a senior regulatory consultant and has held numerous positions with investment banking firms.  Mr. Hartheimer currently sits on the board of directors of bank holding company Sterling Financial Corporation (NASDAQ: STSA) and its subsidiary Sterling Savings Bank, and has served on the boards of a number of other banks in the past.  He will be serving as a member of the audit committee on the Higher One board.

“We are extremely excited to welcome Robert Hartheimer to Higher One’s board of directors,” said Mark Volchek, Chairman of the board and Chief Financial Officer.  “His extensive industry experience and regulatory insight will be a great benefit to our board, and should help in the creation of additional value for our shareholders.”

About Higher One Holdings, Inc.

Higher One Holdings, Inc. (NYSE: ONE) is a leading company focused on helping college business offices manage operations and providing enhanced service to students. Through a full array of services from refunds, payments, electronic billing, payment plans and more, Higher One works closely with colleges and universities to ensure students receive Financial Aid refunds quickly, can pay tuition and bills online, make on-campus and community purchases and learn the basics of financial management.

Higher One provides its services to approximately 5.8 million students at distinguished public and private higher education institutions nationwide. More information about Higher One can be found at www.ir.higherone.com.

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Investor Relations Contact:
Ken Goff, Investor Relations
kgoff@higherone.com
203-776-7776 x4462